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Exhibit 1


                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of this 30th day of November, 1999, by and among Applied Holographics plc, a public limited company incorporated and existing under the laws of England and Wales ("BUYER"), Applied OpSec Corporation, a Colorado corporation, and a direct wholly-owned subsidiary of Buyer ("NEWCO"), and Optical Security Group, Inc., a Colorado corporation ("SELLER").

                                    RECITALS

         WHEREAS, Buyer and Seller have agreed that Buyer shall acquire Seller by causing Newco, which has been formed for the express purpose of consummating the transactions contemplated hereby, to merge with and into Seller (the "MERGER"), with Seller as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth herein, all in accordance with the Colorado Business Corporation Act (the "CBCA").

         WHEREAS, substantially concurrently herewith and as a condition and inducement to Buyer's willingness to enter into this Agreement, Buyer and certain stockholders of Seller, who include certain of the directors and officers of Seller and its Subsidiaries (as defined herein) who hold, in the aggregate, approximately 35.2% of the outstanding shares of common stock, par value $.005, of Seller (the "SELLER COMMON STOCK"), are entering into Stockholder Agreements in the form of EXHIBIT A hereto (the "STOCKHOLDER AGREEMENTS").

         WHEREAS, as a condition and inducement to Buyer to enter into, and after the execution of, this Agreement, Buyer and Seller are entering into the Seller Option Agreement ("SELLER OPTION AGREEMENT"), attached hereto as EXHIBIT B, pursuant to which Seller has granted an option to purchase shares of Seller Common Stock ("SELLER OPTION") to Buyer.

         WHEREAS, in furtherance of the acquisition of Seller by Buyer on the terms and subject to the conditions set forth in this Agreement, Buyer proposes to cause Newco to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase all of the outstanding shares of Seller Common Stock, at a purchase price of $7.00 per share (the "OFFER PRICE"), without interest thereon, upon the terms and subject to the conditions set forth in this Agreement.

         WHEREAS, the Boards of Directors of Buyer, Newco and Seller have determined that the Offer, this Agreement and the Merger are advisable and in the best interests of Buyer, Newco and Seller and their respective stockholders. The Boards of Directors of each of Buyer, Newco and Seller have approved the Offer, this Agreement and the Merger. The Board of Directors of Seller has resolved to recommend to the



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stockholders of Seller to vote in favor of this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Buyer, Newco and Seller hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

         1.01. THE OFFER.

         (a) Subject to the provisions of this Agreement, as promptly as practicable, but in no event later than five (5) business days after the date of the public announcement by Buyer and Seller of this Agreement, Buyer shall cause Newco to commence the Offer. The initial expiration date for the Offer shall be the 20th business day following the commencement of the Offer. The obligation of Newco to accept for payment, and pay for, any shares of Seller Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in EXHIBIT C hereto (the "OFFER CONDITIONS") (any of which may be waived in whole or in part by Buyer in its sole discretion) and to the terms and conditions of this Agreement.

         (b) Buyer may, without the consent of Seller, cause Newco to (A) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period required by applicable law and (C) extend the Offer on one or more occasions for an aggregate period of not more than ten (10) business days beyond the latest expiration date that would otherwise be permitted under clause (A) or
(B) of this sentence, if on such expiration date there shall not have been tendered at least 90% of the outstanding shares of Seller Common Stock. Subject to the terms and conditions of the Offer and this Agreement, Buyer shall cause Newco to accept for payment, and pay for, all shares of Seller Common Stock validly tendered and not withdrawn pursuant to the Offer that Newco becomes obligated to accept for payment and pay for, pursuant to the Offer as promptly as practicable after the expiration of the Offer.

         (c) On the date of commencement of the Offer, Buyer shall cause Newco to file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "SCHEDULE 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). The Offer Documents


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shall comply as to form in all material respects with the requirements of the
Exchange Act (as defined herein) and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the holders of shares of Seller Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Buyer, Newco and Seller agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Buyer further agrees to cause Newco to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Seller Common Stock, in each case as and to the extent required by applicable federal securities laws. Seller and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the holders of Seller Common Stock. Buyer agrees to cause Newco to provide Seller and its counsel any comments Buyer, Newco or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         1.02. SELLER ACTIONS.

         (a) Seller hereby approves of, and consents to, the Offer and represents that the Board of Directors of Seller, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining, as of the date of such resolutions, that the terms of the Offer are fair to, and in the best interests of, the holders of Seller Common Stock, recommending that the holders of Seller Common Stock accept the Offer, tender their shares of Seller Common Stock pursuant to the Offer and approve this Agreement (if required) and approving the acquisition of shares of Seller Common Stock by Newco pursuant to the Offer and the other transactions contemplated by this Agreement, including the Merger. Seller has been advised by each of its directors and executive officers who owns shares of Seller Common Stock (each of whom is listed in Section 1.02(a) of the Seller Disclosure Schedule) that such person currently intends to tender all shares of Seller Common Stock.

         (b) On the date the Offer Documents are filed with the SEC, Seller shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as supplemented or amended from time to time, the "SCHEDULE 14D-9") containing, subject to the terms of this Agreement, the recommendation described in paragraph (a) and shall mail the
Schedule 14D-9 to the holders of shares of Seller Common Stock. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the holders of Seller Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Buyer, Newco and


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Seller agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and Seller further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Buyer, Newco and their counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to the holders of Seller Common Stock. Seller agrees to provide Buyer, Newco and their counsel any comments Seller or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

         (c) In connection with the Offer and the Merger, Seller shall cause its transfer agent to furnish Buyer promptly with mailing labels containing the names and addresses of the record holders of Seller Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in Seller's possession or control regarding the beneficial owners of shares of Seller Common Stock, and shall furnish to Buyer such information and assistance (including updated lists of stockholders, security position listings and computer files) as Buyer may reasonably request in communicating the Offer to the holders of shares of Seller Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Buyer and each of its agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to Seller all copies and any extracts or summaries from such information then in their possession or control.

                                   ARTICLE II

                                   THE MERGER

         2.01. THE MERGER. At the Effective Time (as defined in Section 2.03 hereof), in accordance with this Agreement and the CBCA, Newco shall be merged with and into Seller, the separate existence of Newco (except as may be continued by operation of law) shall cease, and Seller shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time, as a wholly-owned subsidiary of Buyer. Seller after the Merger hereinafter sometimes is referred to as the "SURVIVING CORPORATION."

         2.02. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of this Agreement and the CBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights and property of Seller and Newco (the "CONSTITUENT CORPORATIONS") shall vest in the


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Surviving Corporation, and all debts and liabilities of Seller and Newco shall become the debts and liabilities of the Surviving Corporation.

         2.03. CONSUMMATION OF THE MERGER. In the event of, and as soon as is practicable after, the satisfaction or waiver of the conditions set forth in
Article VI hereof, the parties hereto will cause the Merger to be consummated by filing, with the Secretary of State of Colorado, Articles of Merger (the time of confirmation of such filing or such later time as is specified in such Articles of Merger being the "EFFECTIVE TIME"). Contemporaneous with the filing referred to in this Section 2.03, a closing (the "CLOSING") will be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110 or at such other location as the parties may establish for the purpose of confirming all the foregoing. The date and the time of such Closing are referred to as the "CLOSING DATE."

         2.04. CHARTER; BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Buyer prior to the Effective Time, the Articles of Organization and Bylaws of the Surviving Corporation shall be the Articles of Organization and Bylaws of Seller, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the CBCA. The directors of Newco immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Newco immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

         2.05.    EFFECT ON OUTSTANDING SECURITIES.

         (a) NEWCO COMMON STOCK. By virtue of the Merger, automatically and without any action on the part of any Person, including without limitation the holder thereof, each share of common stock, par value $.01 per share, of Newco ("NEWCO COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         (b) SELLER COMMON STOCK. By virtue of the Merger, automatically and without any action on the part of any Person, including without limitation the holder thereof, each of the shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Seller Common Stock to be cancelled pursuant to Section 2.05(d) hereof and any Dissenting Shares (as defined in Section 2.08)), shall be cancelled and extinguished and be automatically converted into and become a right to receive an amount per share in cash (the "COMMON STOCK MERGER CONSIDERATION") equal to $7.00, upon surrender in the manner provided in Section 2.09 of the certificate that evidenced the shares of Seller Common Stock (a "COMMON STOCK CERTIFICATE").

         (c) SELLER PREFERRED STOCK. By virtue of the Merger, automatically and without any action on the part of any Person, including without limitation the holder thereof, each of the shares of Series B 8% Convertible Preferred Voting Stock of Seller

("SELLER PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as hereinafter defined)), shall be cancelled and extinguished and be automatically converted into and become a right to receive an amount per share in cash (the "PREFERRED STOCK MERGER CONSIDERATION", and, together with the Common Stock Merger Consideration, the "MERGER CONSIDERATION") equal to the product of (i) the number of shares of Seller Common Stock into which such share of Seller Preferred Stock is convertible MULTIPLIED BY (ii) the Common Stock Merger Consideration, upon surrender in the manner provided in Section 2.09 of the certificate that evidenced the shares of Seller Preferred Stock (a "PREFERRED STOCK CERTIFICATE," and, together with the Common Stock Certificates, the "CERTIFICATES").

         (d) TREASURY STOCK; SHARES OWNED BY BUYER OR SELLER. Each share of Seller Common Stock which is issued and held in the treasury of Seller immediately prior to the Effective Time or issued and outstanding and owned by Buyer or any direct or indirect Subsidiary (as defined in Article VIII) of Buyer or Seller, shall be cancelled and retired, and no payment shall be made with respect thereto.

         (e) DISSENTING SHARES. The holders of Dissenting Shares, if any, shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the CBCA; provided, however, that if, in accordance with the applicable provisions of the CBCA, any holder of Dissenting Shares shall forfeit such right to payment of the fair cash value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration applicable thereto as provided in Section 2.05(b) or (c), as the case may be.

         2.06.    SELLER STOCK OPTIONS, WARRANTS AND RELATED MATTERS.

         (a) Prior to the Effective Time, Seller shall terminate Seller's Incentive Stock Option Plan, Nonqualified Stock Option Plan and Stock Bonus Plan (collectively, the "SELLER EQUITY PLANS"), and, in connection therewith, shall provide written notice to each holder of a then outstanding stock option (each, an "OPTION") to purchase shares of Seller Common Stock pursuant to the Seller Equity Plans (whether or not such Option is then vested or exercisable), that such Option shall be, as of the date of such notice, exercisable in full and that such Option shall terminate at the Effective Time and that, if such Option is not exercised or otherwise terminated before the Effective Time, such holder shall be entitled to receive in cancellation of such Option a cash payment from Buyer promptly after the Effective Time, in an amount equal to the excess of the Common Stock Merger Consideration over the per share exercise price of such Option, if any, multiplied by the number of shares covered by such Option (the "OPTION SETTLEMENT AMOUNT"), subject to income tax withholding as required by applicable law. The Seller Disclosure Schedule includes a complete listing of Options held by each optionee (including the date of grant, the number of shares issuable upon exercise of the Option, and the Option Settlement Amount to which the Optionee is entitled). Except as otherwise provided in this Section 2.06(a), Seller shall not grant or amend any Option after the date hereof. Seller hereby represents and warrants to Buyer that the number of shares of Seller Common Stock


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


subject to issuance pursuant to the exercise of Options issued and outstanding under the Seller Equity Plans is, and shall be as of the Effective Time, not in excess of 2,154,712. To the extent that the cancellation of any Option pursuant to this Section 2.06(a) requires the agreement of the holder of such Option under a Seller Equity Plan, Seller shall use commercially reasonable efforts, including taking reasonable instructions from Buyer, to enter into an agreement with such holder providing for the cancellation of such Option in consideration for the receipt by such holder of the applicable Option Settlement Amount with respect to such Option. Buyer acknowledges and agrees that the failure of Seller to obtain any required agreement of a holder of an Option to the provisions of this Section 2.06(a) after using its commercially reasonable efforts to do so, shall not be deemed to be a breach by Seller of this Agreement but shall be relevant in determining whether or not Seller has satisfied its obligations under this Agreement for purposes of Section 6.02(b) hereof.

         (b) Prior to the Effective Time, Seller shall use its commercially reasonable efforts, including taking reasonable instructions from Buyer, to receive from each holder of an outstanding warrant (each, a "WARRANT") to purchase shares of Seller Common Stock an agreement that, as of the Effective Time, such Warrant shall be converted into a right of such holder to receive from Buyer promptly after the Effective Time the consideration set forth in the next sentence. Each holder of a Warrant shall be entitled to receive from Buyer in respect of the shares of Seller Common Stock to be issued upon the exercise of such Warrant, an amount in cash, without interest (the "WARRANT CONSIDERATION"), equal to the product of (i) the number of shares of Seller Common Stock subject to such Warrant immediately prior to the Effective Time and
(ii) the excess, if any, by which the Common Stock Merger Consideration exceeds the exercise price per share that was applicable with respect to such Warrant. Seller hereby represents and warrants to Buyer that the number of shares of Seller Common Stock subject to issuance pursuant to the Warrants is, and shall be as of the Effective Time, not in excess of 1,152,457. Buyer acknowledges and agrees that the failure of Seller to obtain the agreements with each holder of a Warrant described in this Section 2.06(b) after using its commercially reasonable efforts to do so, shall not be deemed to be a breach by Seller of this Agreement but shall be relevant in determining whether or not Seller has satisfied its obligations under this Agreement for purposes of Section 6.02(b) hereof.

         (c) Simultaneously with the execution of this Agreement, Seller and Richard H. Bard are entering an amendment to Mr. Bard's employment agreement (the "AMENDMENT"), which Amendment shall not be amended or otherwise changed without the prior written consent of Buyer. In addition, promptly after the Effective Time, Buyer shall pay to Mr. Bard an amount in cash equal to $250,000 in settlement of certain Options held by Mr. Bard under a Seller Equity Plan. Also, in satisfaction of certain rights of Mr. Bard to receive shares of Seller Common Stock upon a merger or acquisition of Seller as described in paragraph 3-5 of Mr. Bard's employment agreement, and as otherwise allocated in a manner to be agreed upon by the parties, Buyer shall pay to Mr. Bard promptly after the Effective Time an amount in cash equal to $3,500,000.

         2.07.    CANCELLATION OF CONVERTIBLE DEBENTURES.


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         (a) Prior to the Effective Time, Seller shall use its commercially reasonable efforts to receive from each holder (each, a "DEBENTURE HOLDER") of an outstanding debenture (each, a "DEBENTURE") an agreement that, simultaneously with the consummation of the Merger and at the Effective Time, the Debenture then held by it shall (automatically and without further action by the Debenture Holder) be cancelled and deemed to be paid-in-full and each Debenture Holder shall be entitled to receive as payment therefor the consideration set forth in Sections 2.07(c) and (d) below. Buyer acknowledges and agrees that the failure of Seller to obtain the agreements with each Debenture Holder described in this
Section 2.07(a) after using its best efforts and taking all actions necessary to do so, shall not be deemed to be a failure of Seller to satisfy its covenants and other agreements contained herein for purposes of Section 6.02(b) hereof.

         (b) At the Closing, each Debenture Holder who shall have agreed to the cancellation of the Debenture held by such holder pursuant to Section 2.07(a) hereof, shall deliver the original Debenture held by it for cancellation in accordance with this Section 2.07. At the Effective Time, and subject to and upon delivery and cancellation of such original Debenture, Buyer shall pay to such Debenture Holder the consideration to which such Debenture Holder is entitled, pursuant to Sections 2.07(c) and (d) below, as payment for, and in full satisfaction of, all amounts owed by Seller thereunder. From and after the Effective Time, none of Buyer, Newco or Seller shall have any liability or obligation of any kind whatsoever under the Debentures to the extent that a Debenture Holder shall have agreed to the cancellation of his, her or its Debenture pursuant to this Section 2.07.

         (c) Subject to the provisions of this Section 2.07, promptly after the Effective Time, Buyer shall pay to each Debenture Holder of a Debenture with a strike price of $6.00 who shall have entered into an agreement with Seller for the cancellation of such holder's Debenture, an amount in cash equal to 116.67% of such Debenture Holders' pro-rata share of the outstanding principal amount of such class of Debenture, together with accrued interest thereon as provided in the applicable Debentures. The maximum aggregate consideration payable to the Debenture Holders of Debentures with a strike price of $6.00 by Buyer, assuming that all such Debenture Holders enter into agreements with Seller for the cancellation of such holders' Debentures, shall be $583,350.

         (d) Subject to the provisions of this Section 2.07, promptly after the Effective Time, Buyer shall pay to each Debenture Holder of a Debenture with a strike price of $6.50 who shall have entered into an agreement with Seller for the cancellation of such holder's Debenture, an amount in cash equal to 109% of such Debenture Holders' pro-rata share of the outstanding principal amount of such class of Debenture, together with accrued interest thereon as provided in the applicable Debentures. The maximum aggregate consideration payable to the Debenture Holders of Debentures with a strike price of $6.50 by Buyer, assuming that all such Debenture Holders enter into agreements with Seller for the cancellation of such holders' Debentures, shall be $3,019,300.

         2.08.    DISSENTING SHARES.



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


         (a) Notwithstanding any provision of this Agreement to the contrary, holders of Seller Common Stock and Seller Preferred Stock which are entitled to dissenter's rights in connection with the Merger under the CBCA (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration applicable to such shares. Such stockholders shall be entitled to receive payment of the fair market value of such Dissenting Shares held by them in accordance with the provisions of the CBCA, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to the payment of fair market value for such shares under the CBCA shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration applicable to such shares, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such shares.

         (b) Seller shall give Buyer (i) prompt notice of any demand for payment of fair market value received by Seller, the withdrawals of any such demand, and any other instrument served pursuant to the CBCA and received by Seller and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair market value under the CBCA. Seller shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for payment of fair market value or offer to settle or settle any such demands.

         2.09. EXCHANGE OF CERTIFICATES.

         (a) From and after the Effective Time, a bank or trust company to be designated by Buyer (the "EXCHANGE AGENT") shall act as exchange agent in effecting the exchange of the Merger Consideration for Certificates which, prior to the Effective Time, represented shares of Seller Common Stock or Seller Preferred Stock, as the case may be, entitled to payment pursuant to Section
2.05 hereof. At or immediately prior to the Effective Time, Buyer shall deposit with the Exchange Agent the aggregate Merger Consideration necessary to make the payments contemplated hereby on a timely basis (the "DEPOSIT AMOUNT") in trust for the benefit of the holders of Certificates. Upon the surrender of each such Certificate and the issuance and delivery by the Exchange Agent of the Merger Consideration applicable thereto in exchange therefor, such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing shares held by Buyer or Seller or any direct or indirect Subsidiary of Buyer or Seller and Dissenting Shares) shall represent solely the right to receive the Merger Consideration applicable thereto, without interest, multiplied by the number of shares represented by such Certificate. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates which immediately prior to the Effective Time represented shares a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration applicable thereto. Upon the surrender to the Exchange Agent of such an outstanding Certificate together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder shall receive the Merger Consideration applicable thereto, without any interest thereon and such Certificate shall be cancelled. If any Merger Consideration is to be paid to a name other than the name in which the Certificate representing shares surrendered in exchange therefor is registered, it shall be a condition to such payment or exchange that the Person requesting such payment or exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Merger Consideration to a name other than that of the registered holder of the Certificate surrendered, or such Person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (b) Buyer shall not be entitled to the return of any of the Deposit Amount in the possession of the Exchange Agent relating to the transactions described in this Agreement until the date which is 180 days after the Effective Time. Thereafter, each holder of a Certificate representing a share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration applicable thereto, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation.

         (c) At and after the Effective Time, the holders of Certificates to be exchanged for the Merger Consideration applicable thereto pursuant to this Agreement shall cease to have any rights as to stockholders of Seller except for the right to surrender such holder's Certificates in exchange for payment of the Merger Consideration applicable thereto, and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration applicable thereto, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

         (d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Buyer may impose, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect of such Certificate as determined in accordance herewith. When authorizing such payment of the Merger Consideration in exchange for such Certificate, the Buyer (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver to the Surviving Corporation a bond in such sum as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against Buyer, the Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

         (e) The provisions of this Section 2.09 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Exchange Agent under this Section 2.09 shall commence on the date of loss of such status.

         2.10. SUPPLEMENTARY ACTION. If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Seller or Newco, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of Seller and Newco, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

         2.11. POSSIBLE ALTERNATIVE STRUCTURE. Notwithstanding any other provision of this Agreement to the contrary, prior to the Effective Time, Buyer shall be entitled to revise the structure of the transaction to provide that Seller shall be merged with and into Newco at the Effective Time, with Newco as the surviving corporation of the Merger. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Buyer and Seller may jointly elect prior to the Effective Time, to substitute an alternative structure for the accomplishment of the transactions contemplated by this Agreement; it being understood by Buyer and Seller that any change to the structure of the Merger pursuant to this Section 2.11 shall not be adopted if such change would (a) materially delay consummation of the Merger, (b) change the amount or form of consideration to be received by the stockholders of Seller or (c) have an adverse impact on the financial benefits reasonably expected to be derived by, or affect the obligations of Seller to, the security holders (Seller Common Stock, Seller Preferred Stock, Options, Debentures and Warrants) of Seller from the transactions provided for herein. Buyer and Seller agree that this Agreement shall be appropriately amended in order to reflect any alternative structure.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer and Newco that, except as described in the applicable section of the Seller Disclosure Schedule furnished by Seller to Buyer prior to the execution of this Agreement (the "SELLER DISCLOSURE SCHEDULE") corresponding to the Sections set forth below:

         3.01. ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Each Subsidiary of Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller and its Subsidiaries have all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Each of Seller and its Subsidiaries is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, other than in jurisdictions where the failure to be so qualified, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.01 of the Seller Disclosure Schedule, other than Seller's ownership interest in its Subsidiaries, Seller has no direct or indirect equity or related interest in any partnership, corporation, limited liability company, joint venture, business association or other entity.

         3.02. ARTICLES OF ORGANIZATION; BYLAWS; AND STOCK TRANSFER RECORDS. Seller has made available to Buyer prior to the date of this Agreement complete and correct copies of (i) the Articles of Organization (or other charter document) and By-laws of Seller and each of its Subsidiaries, (ii) shareholder list of each of Seller's Subsidiaries and (iii) all stock certificates representing any of the issued and outstanding capital stock of each of Seller's Subsidiaries, and in each case such copies are or will be accurate and complete as of the date of this Agreement or when furnished.

         3.03. CAPITALIZATION OF SELLER.

         (a) On the date of this Agreement, the authorized capital stock of Seller consists of (i) 15,000,000 shares of Seller Common Stock, of which 6,202,425 shares are issued and outstanding and (ii) 2,500,000 shares of preferred stock, of which 15,000 shares have been designated Seller Preferred Stock, of which 1,793 shares are issued and outstanding. Except for (i) Options listed in the Seller Disclosure Schedule which were granted under the Seller Equity Plans, (ii) the rights created pursuant to this Agreement, (iii) rights created pursuant to the Warrants, (iv) rights created pursuant to the Debentures, and (v) as set forth in Section 3.03 of Seller Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Seller is a party or by which it is bound obligating Seller to issue, sell, deliver, repurchase or redeem or cause to be issued, sold, delivered, repurchased or redeemed any shares of capital stock of, or equity interests in, Seller. All outstanding shares are, and all shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal. None of Seller or any of its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of Seller or any of its Subsidiaries. Seller has no stockholder rights plan or agreement in force providing for the issuance to holders of shares of Seller Common Stock or Seller Preferred Stock of rights to purchase or receive stock, cash or other assets upon the acquisition or proposed acquisition of shares of Seller Common Stock or Seller Preferred Stock by a Person (a "RIGHTS PLAN"), nor has Seller's Board of Directors or stockholders ever adopted a Rights Plan.

         (b) All of Seller's Subsidiaries are listed in Exhibit 21.1 to Seller's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999 (the "1999 10-KSB").

Except as set forth in the 1999 10-KSB or in the Seller Disclosure Schedule, Seller owns all of the outstanding capital stock of its Subsidiaries free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. Except as set forth in Section 3.03 of Seller Disclosure Schedule, there are no voting trusts or other agreements or understandings to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries may be bound with respect to the voting of the capital stock of Seller or any of Seller's Subsidiaries. Except as set forth in
Section 3.03 of Seller Disclosure Schedule, there are no options, warrants, calls, rights, commitments, or agreements of any character to which any of Seller's Subsidiaries is a party or by which any of Seller's Subsidiaries is bound obligating such Subsidiary to issue, sell, deliver, repurchase or redeem, or caused to be issued, sold, delivered, repurchased or redeemed, any shares of capital stock of, or equity interests in, such Subsidiary. All of the outstanding capital stock of each of Seller's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and issued free of preemptive rights or rights of first refusal.

         3.04. CORPORATE POWER, AUTHORIZATION AND ENFORCEABILITY. Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by Seller's Board of Directors and no other corporate action on the part of Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Offer and the Merger, the approval and adoption of this Agreement by holders of a majority of the Seller Common Stock and, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the Seller Preferred Stock). This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock and Seller Preferred Stock entitled to vote thereon is the only vote of any class of capital stock of Seller required by the CBCA, the Articles of Organization of Seller or the Bylaws to adopt this Agreement and approve the Offer and the Merger.

         3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) Assuming satisfaction of any applicable requirements referred to in
Section 3.05(b) below, and except as set forth in Section 3.05 of the Seller Disclosure Schedule, the execution and delivery by Seller of this Agreement, the compliance by Seller with the provisions hereof and the consummation by Seller of the transactions contemplated hereby:

                  (A) will not conflict with or violate any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to Seller or any of its Subsidiaries or any of their properties, or conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, cancellation or acceleration of, or the loss of a benefit under, or result in the creation of a lien, security interest, charge or encumbrance on any of the properties or assets of Seller or any of its Subsidiaries pursuant to (i) the Articles of Organization (or other charter document) or Bylaws of Seller or any of its Subsidiaries, or (ii) any contract, lease, agreement, note, bond, mortgage, indenture, deed of trust, or other instrument or obligation, or any license, authorization, permit, certificate or other franchise, other than such conflicts, violations, breaches, defaults, losses, rights of termination, amendment, cancellation or acceleration, liens, security interests, charges or encumbrances as to which requisite waivers have been obtained; and

                  (B) do not and will not result in any grant of rights to any other party under the Articles of Organization (or other charter document) or Bylaws of Seller or any of its Subsidiaries or restrict or impair the ability of the Buyer or any of its Subsidiaries to vote, or otherwise exercise the rights of a stockholder with respect to shares of Seller or any of its Subsidiaries that may be directly or indirectly acquired or controlled by them.

         (b) Other than in connection with or in compliance with the provisions of the CBCA and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (i) Seller is not required to submit any notice, report, registration, declaration or other filing with any foreign, federal, state or local government, court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (collectively, "GOVERNMENTAL ENTITIES"), in connection with the execution or delivery of this Agreement by Seller or the performance by Seller of its obligations hereunder or the consummation by Seller of the transactions contemplated by this Agreement and
(ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained in connection with the execution or delivery of this Agreement by Seller or the performance by Seller of its obligations hereunder or the consummation by Seller of the transactions contemplated by this Agreement, other than such notices, reports, registrations, declarations, filings, waivers, consents, approvals, orders, or authorizations, the absence of which would not, individually and in the aggregate, subject Seller or its Subsidiaries to any criminal penalties or otherwise reasonably be expected to have a Material Adverse Effect.

         3.06. SEC REPORTS; FINANCIAL STATEMENTS. Seller has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since March 31, 1994 (collectively, the "SEC REPORTS"). Seller has delivered to Buyer copies of (a) the consolidated balance sheets of Seller and its Subsidiaries as of March 31 for the fiscal years 1998 and 1999, and the related consolidated statements of operations and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in the Annual Report of Seller on Form 10-KSB for the fiscal year ended March 31, 1999 filed with the SEC under the Exchange Act, accompanied by the audit report of Ernst & Young LLP, and (b) the unaudited consolidated balance sheet of Seller and its Subsidiaries as of September 30, 1999, the related unaudited consolidated statements of income and changes in stockholders' equity for the six (6) months ended September 30, 1999 and September 30, 1998 and the related unaudited consolidated statements of cash flows for the six (6) months ended September 30, 1999 and September 30, 1998, all as reported in the Seller's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 (the "SEPTEMBER 1999 10-QSB") filed with the SEC under the Exchange Act. The March 31, 1999 consolidated balance sheet (the "SELLER BALANCE SHEET") of Seller (including the related notes, where applicable) and the other financial statements referred to herein were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes or schedules thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-QSB of the Exchange Act) and present fairly in all material respects the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows as of the dates and for the fiscal periods indicated therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments). The books and records of Seller and its Subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements. Each SEC Report filed with the SEC complied in all material respects with the then applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the rules and regulations of the SEC promulgated thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller has filed all documents and agreements which were required to be filed as exhibits to the SEC Reports. None of Seller's Subsidiaries is required to file any statements or reports with the SEC.

         3.07. NO DEFAULT. Neither Seller nor any of its Subsidiaries is in default or violation (and no event has occurred which with or without notice, the lapse of time or the happening or occurrence of any other event would constitute a default or violation) of any term, condition or provision of (i) its Articles of Organization (or other charter document) or Bylaws, or (ii) any contract, lease, agreement, license, note, bond, mortgage, indenture, deed of trust or other instrument or obligation to which Seller or any of its Subsidiaries is a party or by which Seller or its Subsidiaries or any of their properties or assets may be bound (nor to the knowledge of Seller is any other party thereto in breach thereof or default thereunder), except, in each case, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect.

         3.08. COMPLIANCE WITH LAW. Except as set forth in Section 3.08 of the Seller Disclosure Schedule, each of Seller and its Subsidiaries is in compliance, and has conducted its respective businesses so as to comply with, all statutes, laws, ordinances, rules, regulations, permits and approvals applicable to its operations, whether domestic or foreign, other than where such noncompliance will not result in, or create the possibility of resulting in, a material limitation on the conduct of the business of Seller, will not cause, or create the possibility of causing, Seller or any of its Subsidiaries to incur any financial penalty in excess of $20,000, and will not otherwise result, or create the possibility of resulting in, any Material Adverse Effect. Except as disclosed in the SEC Reports, as of the date hereof no investigation or review by any Governmental Entity with respect to Seller, any of its Subsidiaries or any property owned or leased by Seller or any of its Subsidiaries is pending or, to the knowledge of Seller, threatened.

         3.09. PERMITS. Seller and its Subsidiaries have all permits, authorizations, licenses and franchises from Governmental Entities required to conduct their business as now being conducted, except where the failure to have any such permits, authorizations, licenses and franchises would not have a Material Adverse Effect. Section 3.09 of the Seller Disclosure Schedule lists as of the date of this Agreement all of Seller's licenses and permits (collectively, the "LICENSES"). The Licenses are the only permits and licenses required by Seller to operate its business as currently conducted. Seller is not in material default with respect to any of the Licenses. The consummation of the transactions contemplated by this Agreement will not cause any default, cancellation or loss of a benefit under, or require any approval of a Governmental Authority with respect to, any of the Licenses.

         3.10. ABSENCE OF CERTAIN CHANGES. Except as disclosed in the 1999 10-KSB, the September 1999 10-QSB, in Section 3.10 of the Seller Disclosure Schedule, or incurred hereinafter in the ordinary course of business consistent with past practice and with Section 5.01 hereof, since March 31, 1999, (i) the business of each of Seller and its Subsidiaries has been conducted only in the ordinary course consistent with past practices, (ii) there has not been any change in the business, assets, financial condition or results of operations of Seller and its Subsidiaries, (iii) there has not been any change in any policy or practice followed by Seller nor its Subsidiaries in the ordinary course of business except for changes which have not had and are not likely to have a Material Adverse Effect, (iv) there has not been any material agreement, contract or commitment entered into, or agreed to be entered into, except for those in the ordinary course of business; (v) there has not been any increase in or establishment of any bonus, insurance, severance (including severance after a change in control), deferred compensation, pension, retirement, profit sharing, life insurance or split dollar life insurance, retiree medical or life insurance, or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of Seller or its Subsidiaries, except with respect to cash compensation, in the ordinary course of business consistent with past practice; (vi) there has not been any change in any of the accounting methods or practices of Seller and its Subsidiaries other than changes required by applicable law or applicable accounting policies; and (viii) neither Seller nor its Subsidiaries has declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of Seller or any Subsidiary.

         3.11. NO UNDISCLOSED LIABILITIES. Except for liabilities and obligations incurred since March 31, 1999 in the ordinary course of business, incurred in connection with this Agreement or identified in Section 3.11 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever

(whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Seller and its Subsidiaries or in the notes thereto, other than those recognized or disclosed in the Seller Balance Sheet or disclosed in the 1999 10-KSB or the September 1999 10-QSB.

         3.12. LITIGATION. Except as set forth in the 1999 10-KSB or the September 1999 10-QSB, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller, threatened against or affecting, Seller or any of its Subsidiaries or any of their respective properties as to which there is a reasonable possibility of an adverse determination and which if determined adversely to Seller could be expected to have a Material Adverse Effect and there is no judgment, decree, writ, injunction, award, ruling or order of any Governmental Entity or arbitrator outstanding against Seller or any of its Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future would have, a Material Adverse Effect. Section 3.12 of the Seller Disclosure Schedule includes a list of all litigation pending or threatened against Seller as of the date of this Agreement. Seller has made available to Buyer correct and complete copies of all correspondence prepared by its counsel for Seller's auditors in connection with the last completed audit of Seller's financial statements and any such correspondence since the date of the last such audit. As of the date of this Agreement, there are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against Seller arising out of or in any way related to this Agreement, the Offer, the Merger or any of the transactions contemplated hereby or thereby.

         3.13. ERISA.

         (a) Section 3.13 of the Seller Disclosure Schedule lists each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other written or oral plans or agreements involving direct or indirect compensation (including any employment agreements entered into between Seller or any of its Subsidiaries and any employee or former employee of Seller or any of its Subsidiaries, but excluding worker's compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by Seller or any of its Subsidiaries or any ERISA Affiliate thereof for the benefit of any employee or former employee of or current or former service provider to Seller or any of its Subsidiaries under which Seller or any of its Subsidiaries or any ERISA Affiliate thereof has or may have any present or future obligation or liability (collectively, the "SELLER EMPLOYEE PLANS"). For purposes of this Section 3.13, "ERISA AFFILIATE" shall mean any entity which is a member of (i) a "controlled group of corporations," as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "CODE"),
(ii) a group of entities under "common control," as defined in Section 414(c) of the Code or (iii) an "affiliated service group," as defined in Section 414(m) of the Code or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Seller or any of its Subsidiaries. Section 3.13 of Seller Disclosure Schedule identifies the only Seller Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "SELLER PENSION PLANS").

         (b) No Seller Pension Plan is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code. No Seller Pension Plan constitutes or has since the enactment of ERISA constituted a "multiemployer plan," as defined in Section 3(37) of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Seller Employee Plan has or is likely to make Seller or any of its Subsidiaries or any officer or director thereof subject to any material liability under Title I of ERISA or liable for any material tax pursuant to Section 4975 of the Code.

         (c) Each Seller Pension Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date. Each trust forming a part of a Seller Pension Plan is exempt from tax pursuant to Section 501(a) of the Code. Each Seller Employee Plan has been maintained in compliance with its terms and with the applicable requirements of ERISA and the Code.

         (d) Each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), vacation benefits, severance or severance-type benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Seller Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Seller or any of its Subsidiaries, and
(iii) covers any employee or former employee of or other current or former service provider to Seller or any of its Subsidiaries, is herein referred to as a "SELLER BENEFIT ARRANGEMENT" and collectively as the "SELLER BENEFIT ARRANGEMENTS." All Seller Benefit Arrangements are listed in Section 3.13 of the Seller Disclosure Schedule. Each Seller Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes (including but not limited to the Code), orders, rules and regulations which are applicable to such Seller Benefit Arrangements.

         (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Seller or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Seller Employee Plan or Seller Benefit Arrangement which would increase the expense of maintaining such Seller Employee Plan or Seller Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended March 31, 1999.

         (f) The Seller has complied with the requirements of Section 4980B of the Code with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, except where failure to be in compliance individually and in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect and, to Seller's knowledge, no tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees of Seller or any of its Subsidiaries.

         (g) There is no term of any Seller Employee Plan or Seller Benefit Arrangement covering a "disqualified individual" (as defined in Section 280G(c) of the Code), or of any contract, instrument, agreement or arrangement with any such disqualified individual, that individually or collectively could result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(i) of the Code) or the imposition of the excise tax provided in Section 4999 of the Code. The consummation of the transactions contemplated by this Agreement will not result in any "excess parachute payment" or the imposition of any such excise tax.

         (h) Seller has heretofore delivered or made available to Buyer copies of all of Seller Employee Plans, Seller Pension Plans and Seller Benefit Arrangements listed in Section 3.13 of Seller Disclosure Schedule.

         (i) There is no pending or, to Seller's knowledge, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Seller Employee Plan, Seller Pension Plan or Seller Benefit Arrangement or, to the knowledge of Seller any fiduciary or service provider thereof and, to the knowledge of Seller, there is no basis for any such legal action or proceeding.

         (j) No Seller Employee Plan or Seller Benefit Arrangement provides health, life or other similar welfare coverages after termination of employment except to the extent required by applicable state insurance laws and Title I,
Part 6 of ERISA.

         (k) With respect to each Seller Employee Plan, Seller Pension Plan or Seller Benefit Arrangement for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts required of Seller and its Subsidiaries and ERISA Affiliates under the terms of each such Plan or Arrangement or applicable law, through the Closing Date.

         3.14. LABOR MATTERS. There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or threatened against Seller or any Subsidiary. Neither Seller nor any Subsidiary is a party to or bound by any collective bargaining agreement with any labor organization applicable to employees of Seller or any Subsidiary. Neither Seller nor any Subsidiary has experienced any material work stoppage or other material labor difficulty during the two-year period ending on the date hereof.

         3.15. TAX RETURNS AND REPORTS.

         (a) Seller and its Subsidiaries have timely filed in correct form with the appropriate taxing authorities all federal, state, county, local and foreign returns, estimates, information statements, reports and other documents in respect of Taxes (as defined in Article VIII) required to be filed by Seller and its Subsidiaries. All amounts shown due on such returns have been timely paid as required by law.

         (b) No assessment that has not been settled or otherwise resolved has been made with respect to Taxes not shown on the Tax returns, other than such additional Taxes as are being contested in good faith or which if determined adversely to Seller would not have a Material Adverse Effect. There are no material disputes pending or written claims asserted for Taxes or assessments upon Seller or any of its Subsidiaries, nor has Seller or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county, foreign or local income tax return for any period. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against any of Seller or its Subsidiaries. No Tax return of Seller or any of its Subsidiaries is now under examination by any applicable taxing authority. There are no material liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of Seller or any of its Subsidiaries, except for such liens for Taxes that would not have a Material Adverse Effect. During the past five years, no jurisdiction has made any written claim or allegation, or made any written inquiry pursuant to such a written claim or allegation, that Seller or any of its Subsidiaries is required to file Tax returns in such jurisdiction for any Tax for which Seller or the applicable Subsidiary does not presently filed Tax returns in such jurisdiction.

         (c) Adequate provision has been made on the Seller Balance Sheet for all Taxes of Seller and its Subsidiaries in respect of all periods through the date hereof.

         (d) As of the date of this Agreement, Seller has no ruling requests currently pending with the Internal Revenue Service.

         (e) Except as set forth in the SEC Reports, neither Seller nor any of its Subsidiaries is a party to (or obligated under) any Tax allocation, tax sharing or tax indemnity agreement which has as a party any Person other than Seller or its Subsidiaries.

         (f) Seller and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, stockholder or other party.

         3.16. SELLER DEBT. Section 3.16 of the Seller Disclosure Schedule lists all outstanding Indebtedness of Seller and each Subsidiary as of the date hereof, except for individual items of indebtedness the principal amount of which do not exceed $25,000. Section 3.16 of the Seller Disclosure Schedule sets forth the amount of principal and unpaid interest outstanding under each instrument evidencing Indebtedness of Seller or each Subsidiary, if any, that will accelerate or become due or result in a right on the part of the holder of such indebtedness (with or without due notice or lapse of time) to require prepayment, redemption or repurchase as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         3.17. TRADEMARKS, PATENTS AND COPYRIGHTS.

         (a) Section 3.17 of the Seller Disclosure Schedule contains a true and complete list of Seller Intellectual Property and includes details of all due dates for further filings, maintenance, payments or other actions falling due within twelve (12) months of the Closing Date. All of Seller's patents, patent applications, registered trademarks, and trademark applications, and registered copyrights remain in good standing with all fees and filings due as of the Closing Date duly made and the due dates specified in the Seller Disclosure Schedule are accurate and complete.

         (b) The Seller Intellectual Property consists solely of items and rights which are: (i) owned by Seller; or (ii) rightfully used by Seller pursuant to a valid license ("SELLER LICENSED INTELLECTUAL PROPERTY"), the parties and date of each such license agreement and each material agreement in which Seller is the licensor or owner of the subject rights in the agreement being set forth on Section 3.17(b) of the Seller Disclosure Schedule. Seller has all rights in Seller Intellectual Property necessary to carry out Seller's current activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to the Seller Licensed Intellectual Property, assign and sell, the Seller Intellectual Property.

         (c) The reproduction, manufacturing, distribution, licensing, sublicensing or sale of any Seller Intellectual Property, now used or offered or proposed for use, licensing or sale by Seller does not infringe on any patent, copyright, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress, of any person and does not constitute a misappropriation of any trade secret. No claims (i) challenging the validity, effectiveness or ownership by Seller of any of the Seller Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing or sale of the Seller Intellectual Property as now used or offered or proposed for use, licensing, sublicensing or sale by Seller infringes or will infringe on any intellectual property or other proprietary right of any person have been asserted or, to the knowledge of Seller, are threatened by any person or have been made or threatened by any person against the Seller's distributors. To the knowledge of Seller, there is no unauthorized use, infringement or misappropriation of any of the Seller Intellectual Property by any third party, employee or former employee.

         (d) All Seller Intellectual Property has been solely developed by full time employees within the scope of his or her employment with the Seller or within the scope of his or her employment with companies acquired by Seller prior to the date hereof. All employee contribution or participation in the conception and development of the Seller Intellectual Property on behalf of Seller constitutes work prepared by an employee within the scope of his or her employment in accordance with applicable federal and state law that has accorded Seller ownership of all tangible and intangible property thereby arising.

         (e) Seller is not, nor as a result of the execution or delivery of this Agreement, or performance of Seller's obligations hereunder, will Seller be, in violation of any material license, sublicense, agreement or instrument to which Seller is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Seller's obligations hereunder, cause the diminution, termination or forfeiture of any material Seller Intellectual Property.

         (f) Section 3.17(f) of the Seller Disclosure Schedule contains a true and complete list of all of Seller's internally-developed software programs ("SELLER SOFTWARE PROGRAMS"). Seller owns full and unencumbered right and good, valid and marketable title to such Seller Software Programs and all Seller Intellectual Property free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements or encumbrances.

         (g) The Seller Software Programs (i) have been designed to ensure year 2000 compatibility, which includes, but is not limited to, being able to provide specific dates and calculate spans of dates within and between twentieth century and twenty-first century, prior to, including and following January 1, 2000;
(ii) operate and will operate in accordance with their specifications and correctly process day and date calculations for dates prior and up to December 31, 1999, and on and after January 1, 2000, prior to, during and after the calendar year 2000; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century.

         3.18. MATERIAL AGREEMENTS. Except as set forth in the 1999 10-KSB and as listed in Section 3.18 of the Seller Disclosure Schedule, except for this Agreement and the agreements specifically referred to herein, neither Seller nor any of its Subsidiaries is a party to or bound by any of the following agreements (with the following agreements, and the agreements included as exhibits to the SEC Reports, collectively referred to as the "MATERIAL AGREEMENTS"):

         (a) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a registration statement on Form S-1 filed by Seller as of the date hereof;

         (b) any confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants limiting Seller's or any of its Subsidiaries' freedom to compete in any line of business or in any location or with any Person; and

         (c) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or other Indebtedness (as defined in Article VIII) to any Person, other than any Indebtedness in a principal amount less than $25,000 individually or $100,000 in the aggregate.

         Seller has delivered to Buyer a correct and complete copy of each Material Agreement and a written summary setting forth the terms and conditions of each oral agreement, if any, referred to in the Seller Disclosure Schedule. Each such Material Agreement constitutes the legal, valid and binding obligation of Seller or a Subsidiary, as the case may, and to the knowledge of Seller, the other party thereto, enforceable against such parties in accordance with the terms thereof (except as enforcement may be limited by general principles of equity whether applied in a court of law or equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally). None of Seller or any of its Subsidiaries, as the case may be, is in default under, or with the giving of notice or the lapse of time, or both, would be in default under, any of the material terms or conditions of any Material Agreement. To the knowledge of Seller, there has occurred no material default or event which, with the giving of notice or the lapse of time, or both, would constitute a material default by any other party to any Material Agreement.

         3.19. INSURANCE. Seller and each Subsidiary is presently insured, and during each of the past five calendar years has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Seller and its Subsidiaries provide reasonably adequate coverage against loss. Seller has heretofore furnished to Buyer a complete and correct list as of the date hereof of all insurance policies maintained by Seller or its Subsidiaries, and has made available to Buyer complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. Seller and its Subsidiaries have complied in all material respects with the terms of such policies.

         3.20. PROPERTIES. Except as set forth in Section 3.20 of the Seller Disclosure Schedule, neither Seller nor any or its Subsidiaries owns any real property. Seller and its Subsidiaries have good and valid title, free and clear of all Encumbrances to all of their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the 1999 10-KSB as being owned by Seller and its Subsidiaries as of the date thereof, other than
(i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of the Seller Balance Sheet, (ii) liens disclosed in the notes to the Seller Balance Sheet and (iii) liens arising in the ordinary course of business after the date of the Seller Balance Sheet. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by Seller or any Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of Seller's and its Subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

         3.21. LEASES. Section 3.21 of the Seller Disclosure Schedule lists all outstanding leases, both capital and operating, or licenses, pursuant to which Seller or any of its Subsidiaries has (i) obtained the right to use or occupy any real or tangible personal property under arrangements where the remaining obligation is more than $25,000, inclusive of any renewal rights or (ii) granted to any other Person the right to use any material item of machinery, equipment, furniture, vehicle or other personal property of Seller or any of its Subsidiaries having an original cost of $25,000 or more.

         3.22. BUSINESS ACTIVITY RESTRICTION. Except as set forth in Section
3.22 of the Seller Disclosure Schedule, there is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Seller or any Subsidiary is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Seller. Seller has not entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

         3.23. ACCOUNTS RECEIVABLE; INVENTORY.

         (a) Except as specifically set forth in Section 3.23 of the Seller Disclosure Schedule, hereto, all accounts and notes receivable reflected in the Seller Balance Sheet, and all accounts and notes receivable arising subsequent to the date of the Seller Balance Sheet, have arisen in the ordinary course of business, represent valid obligations to Seller or a Subsidiary and, subject only to an amount of bad debts reasonable in the industry and not materially different than Seller's past experience, have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms.

         (b) The inventories (and any reserves established with respect thereto) of Seller and its Subsidiaries as of March 31, 1999 are described in Section 3.23(b) of the Seller Disclosure Schedule. All such inventories (net of any such reserves) are properly reflected on the Seller Balance Sheet in accordance with GAAP and, to the best knowledge of Seller, are of such quality as to be useable and saleable in the ordinary course of business (subject, in the case of work-in-process inventory, to completion in the ordinary course of business).

         3.24. CUSTOMERS AND SUPPLIERS. Neither Seller's nor any of its Subsidiaries' customers which individually accounted for more than 5% of Seller's or such Subsidiary's gross revenues during the 12-month period preceding the date hereof has terminated or threatened or indicated an intention to terminate any agreement with Seller or such Subsidiary. Except as set forth in Section 3.24 of the Seller Disclosure Schedule, as of the date hereof, no material supplier of Seller or any of its Subsidiaries has notified Seller in writing that it will stop, or decrease the rate of, supplying materials, products or services to Seller or such Subsidiary.

         3.25. YEAR 2000 COMPLIANCE. The only "mission-critical" computer systems (as such term is commonly used in regulations and trade organization guidelines with respect to the Year 2000 Problem (as defined below)) owned or utilized by Seller and its

Subsidiaries in their businesses are set forth in Section 3.25 of the Disclosure Schedule (the "SELLER MISSION CRITICAL SYSTEMS"). Seller and its Subsidiaries have taken all steps necessary to ensure that all of such Seller Mission Critical Systems will not, or each of Seller and its Subsidiaries has received written assurances from the applicable third-party service providers with respect to each Seller Mission Critical System that each of such Seller Mission Critical Systems will not, contain any deficiencies relating generally to formatting for entering dates (commonly referred to and referred herein as the "YEAR 2000 PROBLEM") and each Seller Mission Critical System is in compliance with all regulations and trade organization guidelines concerning the Year 2000 Problem. To the knowledge of Seller, all of Seller's and its Subsidiaries' other computer systems ("NON-MISSION CRITICAL SYSTEMS"), third party service and equipment providers are in compliance with all regulations and trade organization guidelines concerning the Year 2000 Problem, except where the failure to be compliant would not result in any Material Adverse Effect. None of Seller or any Subsidiary is aware of any inability on the part of any customer or service provider with which Seller or any Subsidiary transacts business to timely remedy any deficiencies of its own in respect of the Year 2000 Problem.

         3.26. ENVIRONMENTAL MATTERS. Except as would not reasonably be expected to have a Material Adverse Effect, (a) Seller and each Subsidiary are in compliance with all applicable Environmental Laws, (b) neither Seller nor any Subsidiary has received any written notice with respect to the business of, or any property owned or leased by, Seller or any Subsidiary from any governmental entity or third party alleging that Seller or any Seller Subsidiary is not in compliance with any Environmental Law, and (c) there has been no "release" of a "hazardous substance", as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 ET seq., in excess of a reportable quantity on any real property owned by Seller or any Subsidiary that is used for the business of Seller or any Subsidiary.

         3.27. PRIOR ACQUISITIONS AND DISPOSITIONS. Except as set forth in the 1999 10-KSB or in Section 3.27 of the Seller Disclosure Schedule, no claims, amounts owed, liabilities (contingent or otherwise), encumbrances, legal proceedings or any other obligations of any kind are due or were incurred or outstanding in connection with any acquisitions or dispositions made by Seller or any of its Subsidiaries prior to the date of this Agreement.

         3.28. ABSENCE OF CERTAIN BUSINESS PRACTICES. No employee, consultant, agent or other representative of Seller or any of its Subsidiaries has directly or indirectly within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Seller or any of its Subsidiaries in connection with any actual or proposed transaction which
(a) would reasonably be expected to subject Seller or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, would reasonably be expected to have had a Material Adverse Effect, or (c) if not continued in the future, would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Seller has not committed, been charged with or to the knowledge of Seller been under investigation with respect to, nor does there exist, any violation by Seller of the Foreign Corrupt Practices Act, as amended (the "FCPA").

         3.29. TAKEOVER LAWS. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States including, without limitation, applicable to Seller or any of Seller Subsidiaries is applicable to the execution, delivery and performance of this Agreement, the Seller Option Agreement or the Stockholder Agreements or the consummation of the Offer or the Merger.

         3.30. OPINION OF FINANCIAL ADVISOR. Seller has received the opinion of Seller's Financial Advisor, as of the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to Seller's stockholders.

         3.31. DISCLOSURE. To Seller's knowledge, as of the date of this Agreement, no representation or warranty by Seller in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

         3.32. BROKERS AND FINDERS. Seller has furnished to Buyer or its counsel a true and complete copy of that certain letter agreement (the "WASSERSTEIN ENGAGEMENT LETTER") between Seller and Wasserstein Perella & Co., Inc. (the "SELLER'S FINANCIAL ADVISOR"), such letter agreement being the only agreement pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder. No broker, finder or investment banker other than Seller's Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Subsidiaries.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO

         Buyer and Newco, jointly and severally, represent and warrant to Seller that:

         4.01. ORGANIZATION AND QUALIFICATION. Each of Buyer and Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Newco is a new corporation that was formed for the purpose of consummating the transactions contemplated by this Agreement and has conducted no business and engaged in no activities unrelated to the transactions contemplated by this Agreement.

         4.02. CORPORATE POWER, AUTHORIZATION AND ENFORCEABILITY. Each of Buyer and Newco has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate all the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Newco, the performance by each of Buyer and Newco of their respective obligations hereunder and the consummation by Buyer and Newco of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Newco and the Board of Directors of the Buyer and no other corporate action on the part of Buyer or Newco is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement and the Merger by the shareholders of Buyer and Newco). This Agreement has been duly executed and delivered by each of Buyer and Newco and is a legal, valid and binding obligation of each of Buyer and Newco, enforceable against Buyer and Newco in accordance with its terms. The affirmative vote of the holders of a majority of the outstanding shares of common stock of Buyer entitled to vote thereon is the only vote of any class of capital stock of Buyer required to adopt this Agreement and approve the Merger.

         4.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) Assuming satisfaction of all applicable requirements referred to in
Section 4.03(b) below, the execution and delivery of this Agreement by Buyer and Newco, the compliance by Buyer and Newco with the provisions hereof and the consummation by Buyer and Newco of the transactions contemplated hereby will not conflict with or violate any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to the Buyer or any of its Subsidiaries or any of their properties, or conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, cancellation or acceleration of, or the loss of a benefit under, or result in the creation of a lien, security interest, charge or encumbrance on any of the properties or assets of the Buyer or any of its Subsidiaries pursuant to (i) the organizational documents of the Buyer or any of its Subsidiaries or (ii) any contract, lease, agreement, note, bond, mortgage, indenture, deed of trust, or other instrument or obligation, or any license, authorization, permit, certificate or other franchise, other than such conflicts, violations, breaches, defaults, losses, rights of termination, amendment, cancellation or acceleration, liens, security interests, charges or encumbrances as to which requisite waivers have been obtained or which individually or in the aggregate would not have a material adverse effect on the ability of the Buyer and Newco to perform their obligations under this Agreement.

         (b) Other than in connection with or in compliance with the provisions of the CBCA, the Companies Act 1985 (as amended) and the Listing Rules of the London Stock Exchange Limited, (i) neither Buyer nor Newco is required to submit any notice, report, registration, declaration or other filing with any Governmental Entity in connection with the execution or delivery of this Agreement by Buyer and Newco or the performance by Buyer and Newco of their obligations hereunder or the consummation by Buyer and Newco of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by Buyer or Newco in connection with the execution or delivery of this Agreement by Buyer and Newco or the performance by Buyer and Newco of their obligations hereunder or the consummation by Buyer and Newco of the transactions contemplated by this Agreement.

         4.04. BROKERS AND FINDERS. No broker, finder or investment banker other than Greig Middleton and Co. Limited, the fees and expenses of which will be paid by Buyer, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or any of its Subsidiaries.

         4.05. FINANCING. Buyer has provided to Seller a true and correct copy of the Placing Agreement, between Buyer and Greig Middleton and Co. Limited (the "PLACING AGREEMENT"), pursuant to which, prior to the Effective Time, Buyer will complete a placing of ordinary 5p shares in Buyer (the "SHARE ISSUANCE"), which placing is being underwritten by Greig Middleton and Co. Limited, and which, if consummated will provide sufficient funds to consummate the transactions contemplated by this Agreement, including (i) the payment of the aggregate Merger Consideration to be paid pursuant to Section 2.05, (ii) the payment of the amounts to be paid with respect to outstanding Options, Warrants and Debentures pursuant to Sections 2.06 and 2.07, (iii) the payment of any fees and expenses in connection with the Merger or the financing thereof and (iv) provide for the working capital needs of the Surviving Corporation following the Merger.

                                    ARTICLE V

                                    COVENANTS

         5.01. CONDUCT OF BUSINESS BY SELLER. Except as required or permitted by this Agreement or as disclosed in Section 5.01 of the Seller Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, Seller agrees as to itself and its Subsidiaries that (except to the extent that Buyer shall otherwise consent in writing) Seller and its Subsidiaries shall conduct their respective operations in the ordinary course of business consistent with past practice, and each of Seller and its Subsidiaries will use its reasonable efforts to preserve intact its present business organization, to keep available the services of its present officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, neither Seller nor any of its Subsidiaries shall, without the prior written consent of Buyer (which consent will be given or denied within a reasonable time after any request for such consent):

         (a) amend its Articles of Organization or other charter document or Bylaws;

         (b) authorize for issuance, issue, sell, deliver, pledge or agree or commit to issue, sell, deliver or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any debt or other securities convertible into capital stock or equivalents (including, without limitation, stock appreciation rights), or amend any of the terms of any of the foregoing, other than the issuance of shares of capital stock upon the exercise of outstanding options or rights under the Seller Equity Plans;

         (c) (i) split, combine or reclassify any shares of its capital stock, or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, adopt or approve any Rights Plan, or repurchase, redeem or otherwise acquire any of its securities or any securities of its Subsidiaries, or (ii) make any payment of cash or other property to terminate, cancel or otherwise settle any outstanding Options, other than in the case of clauses (i) or (ii) above for the issuance of shares of Seller Common Stock in connection with the exercise of options or rights under the Seller Equity Plans;

         (d) (i) incur or assume any long-term Indebtedness or increase any amounts outstanding under long-term credit facilities existing as of the date of this Agreement or grant, extend or increase the amount of a mortgage lien on any leasehold or fee simple interest of Seller or its Subsidiaries; or, except in the ordinary course of business consistent with past practice in the case of clauses (ii) through (vi) below, (ii) incur or assume any short-term debt or increase amounts outstanding under short-term credit facilities existing as of September 30, 1999; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for obligations of Seller or any Subsidiary of Seller; (iv) make any loans, advances or capital contributions to, or investments in, any other Person; (v) pledge or otherwise encumber shares of capital stock of Seller or any of its Subsidiaries; or (vi) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien thereon except as existing on the date of this Agreement or as may be required under agreements outstanding on the date of this Agreement to which Seller or any of its Subsidiaries are parties;

         (e) except as expressly provided in this Agreement, enter into, adopt or amend in any manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance, change-in-control or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date of this Agreement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

         (f) sell, lease, license, pledge or otherwise dispose of or encumber any material assets except in the ordinary course of business consistent with past practice (including without limitation any indebtedness owed to it or any claims held by it);

         (g) except in connection with the Bridgestone Agreement, acquire or agree to acquire by merging or consolidating with or by purchasing any portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, other than in the ordinary course of business consistent with past practice;

         (h) change any of the accounting principles or practices used by it affecting its assets, liabilities or business, except for such changes required by a change in generally accepted accounting principles;

         (i) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), other than the payment, discharge or satisfaction of liabilities (i) in the ordinary course of business consistent with past practices, (ii) with notice to Buyer, in an amount which does not exceed $25,000 in the aggregate,
(iii) incurred pursuant to the terms of the Wasserstein Engagement Letter in an amount not to exceed $1,250,000 plus expenses, or (iv) incurred in connection with the transactions contemplated hereby, not to exceed the amounts described in Section 5.01(i) of the Seller Disclosure Schedule;

         (j) except as required by their terms, enter into, terminate or breach (or take or fail to take any action, that, with or without notice or lapse of time or both, would become a breach) or materially amend any contract which is or would be a Material Agreement;

         (k) without prior consultation with Buyer (in addition to the consent requirement described above) commence any litigation or arbitration other than in accordance with past practice or settle any litigation or arbitration for money damages or other relief against Seller or any Subsidiary in excess of $50,000 or if as part of such settlement Seller or any Subsidiary would agree to any restrictions on its operations;

         (l) grant any license with respect to or otherwise convey any Seller Intellectual Property or take any action or fail to take any action which would cause the representations and warranties of Seller set forth in Section 3.17 hereof to become untrue in any respect;

         (m) elect or appoint any new directors or officers of Seller or any Subsidiary;

         (n) waive, release or amend its rights under any confidentiality, "standstill" or similar agreement that Seller entered into in connection with its consideration of a potential strategic transaction; provided, however, that Seller may waive, release or amend its rights under any such confidentiality, "standstill" or similar agreement if Seller's Board determines, based on the advice of independent legal counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Seller's stockholders under applicable law;

         (o) make or change any election, request permission of any Tax authority or to change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to Seller or its Subsidiaries, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller or its Subsidiaries; or

         (p) settle or comprise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by this Agreement;

         (q) take any action that would reasonably be expected to result in (i) any of the representations and warranties of Seller set forth in this Agreement becoming untrue or (ii) any of the Offer Conditions not being satisfied;

         (r) amend, modify or otherwise change any of the terms and conditions set forth in the Bridgestone Agreement; or

         (s) take, or agree in writing or otherwise to take, (i) any of the actions described in Sections 5.01(a) through 5.01(r).

         5.02. ACCESS TO INFORMATION; CONFIDENTIALITY.

         (a) Subject to and in accordance with the terms and conditions of that certain letter agreement between Buyer and Seller regarding the confidentiality of information exchanged by the parties prior to the date hereof (the "CONFIDENTIALITY AGREEMENT"), from the date of this Agreement to the Effective Time, Seller shall, and shall cause its Subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of Buyer and its affiliates and the attorneys, accountants, banks, other financial institutions and investment banks working with Buyer and its officers, employees and agents, reasonable access, at all reasonable times upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of Seller's business, to its officers, employees, agents, properties, books, records and contracts, and shall furnish Buyer and its affiliates and the attorneys, banks, other financial institutions and investment banks working with Buyer, all financial, operating and other data and information as they reasonably request.

         (b) Subject to the requirements of law, Buyer shall, and shall cause its officers, employees, agents, consultants and affiliates and the attorneys, banks, other financial institutions and investment banks who obtain such information to, hold all information obtained pursuant to this Agreement or the Confidentiality Agreement in confidence in accordance with the terms and conditions of the Confidentiality Agreement and in the event of termination of this Agreement for any reason, Buyer shall promptly return or destroy all nonpublic documents obtained from Seller or any of its Subsidiaries and any copies made of such documents for Buyer and all documentation and other material prepared by Buyer or its advisors based on written nonpublic information furnished by Seller or its advisors shall be destroyed except for those which Buyer or its counsel deems advisable to retain in connection with pending or future litigation.

         5.03. PROXY STATEMENT.

         (a) Promptly after execution and delivery of this Agreement, Seller shall prepare and shall file with the SEC as soon as is reasonably practicable a preliminary Proxy Statement, together with a form of proxy, with respect to the Seller Special Meeting and shall use all reasonable efforts to have the Proxy Statement and form of proxy cleared by the SEC as promptly as practicable, and promptly after request by Buyer shall mail the definitive Proxy Statement and form of proxy to stockholders of Seller. Subject to its fiduciary duties under applicable law, the Proxy Statement shall contain the recommendation of the Board of Directors that the stockholders of Seller vote to adopt and approve the Offer, the Merger and this Agreement. The term "Proxy Statement" shall mean such proxy or information statement at the time it initially is mailed to Seller's stockholders and all amendments or supplements thereto, if any, similarly filed and mailed.

         (b) Buyer will provide Seller with all information concerning Buyer (or its Affiliates) required to be included in, or otherwise reasonably requested by Seller in connection with the preparation of, the Proxy Statement. The information provided and to be provided by Buyer and Seller, respectively, for use in the Proxy Statement shall, on the date the Proxy Statement is first mailed to Seller's stockholders and on the date of the Seller Special Meeting (as hereinafter defined), not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which it was provided, not misleading, and Seller and Buyer each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities laws.

         5.04. MEETING OF STOCKHOLDERS OF SELLER.

         (a) Seller shall take all action necessary, in accordance with the CBCA and its Articles of Incorporation, to cause only proposals one and two set forth in Seller's definitive proxy statement (the "ANNUAL MEETING PROXY STATEMENT") filed with the SEC on November 2, 1999, to be voted on by Seller's stockholders at the annual meeting of Seller's stockholders currently scheduled for December 2, 1999 (the "ANNUAL MEETING"). Seller shall take all action necessary to cause proposals three, four and five set forth in the Annual Meeting Proxy Statement not to be voted on by the stockholders of Seller at the Annual Meeting, including causing all proxies held by management of Seller to be voted in favor of adjourning the Annual Meeting so that no such vote is taken on such matters at such meeting.

         (b) If required under the CBCA and Seller's Articles of Incorporation, Seller shall, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "SELLER SPECIAL MEETING") to consider and vote upon this Agreement, the Offer and the Merger and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of the

Offer, this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 7.01(d), Seller agrees that its obligations pursuant to the second sentence of this Section 5.04 shall not be affected by the commencement, public proposal, public disclosure or communication to Seller of any Acquisition Proposal. Notwithstanding the foregoing, if Buyer shall acquire at least 90% of the outstanding shares of Seller Common Stock in the Offer, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Seller Special Meeting in accordance with the CBCA. Buyer agrees to cause all shares of Seller Common Stock purchased pursuant to the Offer to be voted in favor of the Merger, this Agreement and the transactions contemplated hereby.

         5.05. NO SOLICITATION BY SELLER.

         (a) Except as provided in Section 5.05(b), Seller agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 7.01, Seller shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any representative retained by it (including Seller's Financial Advisor) or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate, entertain or encourage (including by way of furnishing non-public information) any inquiries or the making of an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; PROVIDED, HOWEVER, that if, at any time, the Board of Directors of Seller determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Seller's stockholders under applicable law, Seller may, in response to a Superior Proposal (as defined below) and subject to delivering a Seller Notice (as defined in paragraph (c) below) and compliance with the other provisions of paragraph (c) below, following delivery of Seller Notice (x) furnish information with respect to Seller and its Subsidiaries to any Person making such Acquisition Proposal pursuant to a confidentiality agreement entered into between such Person and Seller with terms no less favorable to Seller than those contained in the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal. For purposes of this Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any Person (i) relating to any direct or indirect acquisition or purchase of (A) a business that constitutes 15% or more of the net revenues, net income or the assets of Seller and its Subsidiaries, taken as a whole, (B) 20% or more of any class of equity securities of Seller or (C) any material equity interest in any Subsidiary of Seller (i.e., in excess of 20% of the outstanding capital stock of such Subsidiary), (ii) relating to any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of Seller or any material equity interest in any of its Subsidiaries, or (iii) relating to any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller or any of its Subsidiaries, in each case, other than the transactions contemplated by this Agreement. Immediately following the execution and delivery of this Agreement by the parties hereto, Seller will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted with respect to the foregoing. Promptly following the execution of this Agreement by the parties hereto, Seller will request each Person that has, prior to the date of this Agreement, executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Seller or any of its Subsidiaries.

         (b) Except as expressly permitted by this Section 5.05, the Board of Directors of Seller shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors of the Merger, the Offer or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "SELLER ACQUISITION AGREEMENT") related to any Acquisition Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence to facilitate such action. Notwithstanding the foregoing, if at any time the Board of Directors of Seller determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Seller's stockholders under applicable law, subject to compliance with paragraph (c) below, the Board of Directors of Seller may, in response to a Superior Proposal which was not solicited by Seller and which did not otherwise result from a breach of this Section 5.05 (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Seller to enter into any Acquisition Agreement with respect to any Superior Proposal) but only at a time that is at least after the third business day after delivery of a Seller Notice. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Seller Common Stock then outstanding or all or substantially all the assets of Seller which (i) the Board of Directors of Seller determines in good faith is reasonably likely to be consummated, taking into account the Person making the proposal and all legal, financial and regulatory aspects of the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, and (ii) the Board of Directors determines in good faith (after consultation with and based upon the advice of its outside financial advisors) would, if consummated, provide greater value to Seller's stockholders than the transactions contemplated by this Agreement.

         (c) In addition to the obligations of Seller as set forth in paragraphs
(a) and (b) of this Section 5.05, Seller shall advise the Buyer orally and in writing of any request for non-public information, any Acquisition Proposal, including all of the material proposed terms of such Acquisition Proposal, the identity of the third party, or any decision by Seller to take any of the actions permitted in clauses (x) or (y) of paragraph (a) above (with any such notice referred to as a "SELLER NOTICE"). Any such Seller Notice will be delivered promptly after (and in no event later than 24 hours after) receipt of any request for non-public information or of any Acquisition Proposal and prior to Seller taking any of the actions permitted in clauses (x) or (y) of paragraph
(a) above. In addition, in the event Seller intends to enter into a Seller Acquisition Agreement relating to a Superior Proposal, Seller will deliver a Seller Notice at least 24 hours prior to entering into such Seller Acquisition Agreement, which Seller Notice will identify the third party and the material proposed terms of such Superior Proposal. Seller will keep Buyer reasonably informed of the status of any such request or Acquisition Proposal and will update the information required to be provided in Seller Notice upon the request of the Newco.

         5.06. PUBLIC ANNOUNCEMENTS. Buyer and Seller will consult with each other before, but will not be required to obtain the other party's consent with respect to, issuing any press release, any filing with the SEC on Form 8-K or otherwise making any public statements with respect to this Agreement or the Merger or the other transactions contemplated hereby, and shall not issue any such press release, SEC Form 8-K filing or make any such public statement prior to such consultation, except to the extent that compliance with legal requirements requires a party to issue a press release or public announcement or make an 8-K filing prior to such consultation. This Section 5.06 shall supersede any conflicting provisions in the Confidentiality Agreement.

         5.07. NOTIFICATION OF CERTAIN MATTERS.

         (a) Seller shall give prompt notice (which notice shall state that it is delivered pursuant to Section 5.07 of this Agreement) in writing to Buyer and Buyer shall give prompt notice in writing to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement through the Effective Time and (ii) any material failure of Seller or Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

         (b) Seller shall give prompt notice in writing (which notice shall state that it is delivered pursuant to Section 5.07 of this Agreement) to Buyer of any occurrence that has had or may reasonably be expected to have a Material Adverse Effect.

         5.08. EMPLOYMENT AND BENEFIT MATTERS

         (a) From and after the Effective Time, Buyer agrees to cause the Surviving Corporation to provide the employees of Seller and its Subsidiaries (the "SELLER EMPLOYEES") who remain employed after the Effective Time with the types and levels of employee benefits which are in the aggregate at least as favorable as those maintained by Seller prior to the Effective Time. Buyer will cause the Surviving Corporation to treat, and cause its applicable benefit plans to treat, the service of Seller Employees with Seller or any Subsidiary as service rendered to the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits but not for benefit accrual.

         (b) Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Seller after the Effective Time.

         5.09. OFFICERS' AND DIRECTORS' INDEMNIFICATION; INSURANCE.

         (a) The Surviving Corporation agrees that for a period ending on the sixth anniversary of the Effective Time, the Surviving Corporation will maintain all rights to indemnification (including with respect to the advancement of expenses incurred in the defense of any action or suit) existing on the date of this Agreement in favor of the present and former directors, officers, employees and agents of Seller as provided in Seller's Articles of Incorporation and By-laws , in each case as in effect on the date of this Agreement, and that during such period, neither the Articles of Incorporation nor the Bylaws of the Surviving Corporation shall be amended to reduce or limit the rights of indemnity afforded to the present and former directors, officers, employees and agents of Seller, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights or indemnity or the ability to indemnify.

         (b) The Surviving Corporation agrees to indemnify to the fullest extent permitted under its Articles of Incorporation, its Bylaws, and applicable law the present and former directors, officers, employees and agents of Seller against all losses, damages, liabilities or claims made against them arising from their service in such capacities prior to and including the Effective Time, to at least the same extent as such persons are currently permitted to be indemnified pursuant to Seller's Articles of Incorporation and Bylaws for a period ending on the sixth anniversary of the Effective Time.

         (c) Buyer will cause to be maintained for a period of three years from the Effective Time Seller's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") for all persons who are directors and officers of Seller on the date of this Agreement, so long as such insurance is available on commercially reasonable terms and the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "MAXIMUM PREMIUM"). If the existing D&O Insurance expires, is terminated or cancelled during such three-year period, Buyer will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance.

         5.10. ADDITIONAL AGREEMENTS.

         (a) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including consummation of the Merger) and to cooperate with each other in connection with the foregoing.

         (b) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees to use commercially reasonable efforts to: (i) obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, licenses and other contracts, (ii) obtain all necessary consents, approvals and authorizations as required to be obtained under any federal, state or foreign law or regulations, (iii) defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) effect all necessary registrations and filings, including, but not limited to, submissions of information requested by Governmental Entities, and (vi) fulfill all conditions to this Agreement.

         (c) In connection with and without limiting the foregoing, Seller and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by the Offer and this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger or this Agreement and the other transactions contemplated by this Agreement.

         5.11. SELLER INDEBTEDNESS. Prior to the Effective Time, Seller shall cooperate with Buyer in taking such actions requested by Buyer as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding Indebtedness of Seller or any of its Subsidiaries with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained.

         5.12. UPDATE OF DISCLOSURE SCHEDULES. Each party agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Section 6.02(a) and 6.03(a) have been fulfilled, the Schedules hereby shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto.

         5.13. FUTURE FILINGS. Seller will deliver to Buyer as soon as they become available true and complete copies of any report or statement mailed by it to its stockholders generally or filed by it with the SEC subsequent to the date of this Agreement and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Buyer, as to which Seller makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply as to form in all material respects with all applicable requirements of law. The consolidated financial statements of Seller to be included in such reports and statements (excluding any information therein provided by Buyer, as to which Seller makes no representation) will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (i) as otherwise indicated in such financial statements and the notes thereto or (ii) in the case of unaudited interim statements, to the extent permitted under Form 10-QSB under the Exchange Act) and will present fairly the consolidated financial position, results of operations and cash flows of Seller as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments). Buyer shall deliver to Seller as soon as they become available, true and complete copies of any report or statement mailed by it to Seller's stockholders generally or filed by it with the SEC subsequent to the date of this Agreement and prior to the Effective Time.

         5.14. FINANCING. As soon as practicable after the date hereof, Buyer shall use its best efforts and take all actions necessary to complete the Share Issuance pursuant to which the New Buyer Shares will be offered for sale to the public in accordance with the Placing Agreement. Buyer shall use its best efforts and take all actions necessary to cause the New Buyer Shares to be admitted to the London Stock Exchange's Official List. Buyer will notify Seller promptly in the event that Buyer becomes aware of any facts, circumstances or developments that would create reasonable doubt regarding the completion prior to the Closing Date of the Share Issuance. Prior to the Effective Time, Buyer shall contribute the proceeds of the Share Issuance to Newco and Newco shall use such proceeds solely to complete the Offer in accordance with its terms and pay the Merger Consideration and other amounts payable pursuant to Article II hereof.

         5.15. MEETING OF STOCKHOLDERS OF BUYER. Promptly after the execution and delivery of this Agreement, Buyer shall duly call, give notice of, convene and hold a meeting of its shareholders (the "BUYER SPECIAL MEETING") to consider and vote upon this Agreement, the Merger and the Share Issuance, and shall, through its Board of Directors, recommend to its shareholders the approval and adoption of the Merger, this Agreement, and the Share Issuance. Buyer shall use reasonable efforts to solicit from stockholders of Buyer proxies in favor of such adoption and approval and, subject to the rules of the London Stock Exchange and the duties of the directors of Buyer under the laws of England, to take all other action necessary to secure the vote or consent of stockholders required by the laws of the United Kingdom to effect the Merger and the Share Issuance. On or prior to the date hereof, each of the directors of Buyer has delivered a written irrevocable commitment to Seller that they will vote their shares of Buyer stock at the Buyer Special Meeting in favor of the Merger, the Merger Agreement and the Share Issuance.

         5.16. COMPLETION OF BRIDGESTONE TRANSACTION. Seller shall use its best efforts to complete the transactions contemplated by the Bridgestone Agreement substantially in accordance with its terms.

         5.17. DIRECTORS. Promptly upon the acceptance for payment of, and payment for, Shares by Buyer pursuant to the Offer, Buyer shall be entitled to designate such number of directors on the Board of Directors of Seller as will give Buyer, subject to compliance with Section 14(f) of the Exchange Act, representation on Seller's Board of Directors equal to the product of (i) the total number of directors on Seller's Board of Directors and (ii) the percentage that the number of shares of Seller Common Stock purchased by Buyer in the Offer bears to the number of shares of Seller Common Stock outstanding, and Seller shall, at such time, cause Buyer's designees to be so elected by its existing Board of Directors; provided, that in the event that Buyer's designees are elected to the Board of Directors of Seller, until the Effective Time such Board of Directors shall have at least two directors who are directors of Seller on the date of this Agreement and who are not officers of Seller or any of its Subsidiaries (the "INDEPENDENT DIRECTORS") and; provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors of Seller on the date hereof shall designate two persons to fill such vacancies who shall not be officers or affiliates of Seller or any of its Subsidiaries, or officers or affiliates of Buyer or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, Seller shall take all action requested by Buyer necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Seller agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Buyer shall have provided to Seller on a timely basis all information required to be included in the Information Statement with respect to Buyer's designees). In connection with the foregoing, Seller will promptly, at the option of Buyer, either increase the size of the Seller's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Buyer's designees to be elected or appointed to, and to constitute a majority of Seller's Board of Directors as provided above.

                                   ARTICLE VI

                              CONDITIONS OF MERGER

         6.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

         (a) SELLER STOCKHOLDER APPROVAl. Except as otherwise provided in
Section 5.04(b) hereof, this Agreement, the Offer and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Seller in accordance with the CBCA.

         (b) BUYER STOCKHOLDER APPROVAL. This Agreement, the Merger and the Share Issuance shall have been approved and adopted by the requisite vote of the stockholders of Buyer in accordance with the Listing Rules of London Stock Exchange Limited.

         (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction, judgment or other order, decree or ruling nor any statute, rule, regulation or order shall be in effect which prevents the consummation of the Merger.

         6.02. CONDITIONS PRECEDENT TO BUYER'S AND NEWCO'S OBLIGATIONS. Buyer and Newco shall be obligated to perform the acts contemplated for performance by them under Article II only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Buyer and Newco:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date). Buyer shall have received a certificate to the foregoing effect signed by the president and chief executive officer and chief financial officer of Seller.

         (b) PERFORMANCE OF OBLIGATIONS OF SELLER. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Buyer shall have received a certificate to the foregoing effect signed by the president and chief executive officer and chief financial officer of Seller.

         (c) ABSENCE OF MATERIAL ADVERSE CHANGES. There shall not have occurred any change in the business, assets, prospects, financial condition or results of operations of Seller or any of its Subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         (d) CONSENTS. Seller shall have received all necessary consents or waivers, in form and substance satisfactory to Buyer, from the other parties to each contract, lease or agreement to which Seller is a party to the Merger, except where the failure to obtain such consent or waiver would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         (e) BRIDGESTONE TRANSACTION. The Bridgestone Transaction shall have been consummated substantially in accordance with the terms of the Bridgestone Agreement.

         (f) SHARE ISSUANCE. Buyer shall have received sufficient funds from the Share Issuance to fund its obligations under this Agreement.

         (g) ADMITTANCE OF NEW BUYER SHARES. The New Buyer Shares shall have been admitted to the London Stock Exchange's Official List, subject to notice of admittance.

         6.03. CONDITIONS TO OBLIGATION OF SELLER. The Seller shall be obligated to perform the acts contemplated for performance by it under Article II only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Seller:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date). Seller shall have received a certificate to the foregoing effect signed by the president and chief executive officer and chief financial officer of Buyer.

         (b) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Seller shall have received a certificate to the foregoing effect signed by the president and chief executive officer and chief financial officer of Buyer.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.01 TERMINATION. This Agreement may be terminated, at any time prior to the Effective Time, whether before or after approval by the stockholders of
Seller:

         (a) by mutual written agreement of the Boards of Directors of Buyer and Seller;

         (b) by either Buyer or Seller:

                  (i) if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  (ii) if there has been a material breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement or the Seller Option Agreement unless such breach is capable of being cured and is cured prior to the Closing Date;

                  (iii) if the stockholders of Buyer shall fail to approve the Merger and the Share Issuance at the Buyer Special Meeting;

                  (iv) if the stockholders of Seller shall fail to approve the Offer and the Merger at the Seller Special Meeting;

         (c) by Buyer:

                  (i) if Seller or any of its directors or officers shall participate in discussions or negotiations in breach of Section 5.05 or if the Board of Directors of Seller shall have approved or recommended an Acquisition Proposal by a third party, or withdrawn or modified in a manner adverse to Buyer its approval or recommendation of this Agreement or the transactions contemplated hereby, or failed to mail the Proxy Statement to its stockholders or failed to include in such Proxy Statement such recommendation (including the recommendation that the stockholders of Seller vote in favor of the Merger); or publicly resolved to do any of the foregoing;

                  (ii) prior to the purchase of shares of Seller Common Stock pursuant to the Offer, in the event of a breach or failure to perform by Seller of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Exhibit A and (ii) cannot be cured, or has not been cured within 15 days after Seller receives written notice from Buyer of such breach or failure to perform.

                  (iii) if the Buyer Share Issuance or the Placing Agreement shall have been terminated without Buyer having received the proceeds of the Buyer Share Issuance or any alternative financing;

                  (iv) if Buyer permits the Offer to lapse in accordance with its terms or the Offer is terminated by Buyer or Newco without the purchase of shares of Seller Common Stock by Newco in accordance with the Offer Conditions;

         (d) by Seller, pursuant to Section 5.05(b); provided, that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, Seller shall have complied with all provisions of Section 5.05, including the notice provisions therein, and with applicable requirements, including the payment of the Seller Break-Up Fee;

         (e) by either Seller or Buyer in the event the Effective Time has not occurred by the latest to occur of (i) March 31, 2000 or (ii) 60 days after the clearance by the SEC of the Proxy Statement (with such date, as it may thereafter be extended by mutual written agreement of Buyer and Seller, referred to as the "OUTSIDE DATE").

         7.02. PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination of this Agreement by Seller or Buyer or both of them pursuant to
Section 7.01, the terminating party shall provide written notice of such termination to the other party and this Agreement shall forthwith become void and there shall be no liability on the part of Buyer, Newco or Seller, except as set forth in this Section 7.02 and in Sections 5.02(b) and 7.03 of this Agreement. The foregoing shall not relieve any party for liability for damages actually incurred as a result of any breach of this Agreement. The Confidentiality Agreement and Sections 5.03(b), 7.02 and 7.03 of this Agreement shall survive the termination of this Agreement.

         7.03. FEES AND EXPENSES. (a) Except as otherwise provided in this Agreement and whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         (b) In the event that Buyer terminates this Agreement pursuant to
Section 7.01 (other than Sections 7.01(a), (b)(i), (b)(iii) or (c)(iii)), or Seller terminates this Agreement pursuant to Section 7.01(b)(iv) or (d), then Seller shall pay to Buyer the amount of $300,000 as reimbursement of Buyer's expenses and as liquidated damages (the "SELLER BREAK-UP FEE"). Any such payment shall be made within three (3) business days after a termination.

         (c) In the event that Buyer terminates this Agreement pursuant to
Section 7.01(b)(iii) or (c)(iii) or Seller terminates this Agreement pursuant to
Section 7.01(b)(iii), then Buyer shall pay to Seller the amount of $300,000 as reimbursement of Buyer's expenses and as liquidated damages (the "BUYER BREAK-UP Fee"). Any such payment shall be made within three (3) business days after a termination.

         7.04. AMENDMENT. This Agreement may be amended by each of the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that (i) such amendment shall be in writing signed by all of the parties, and (ii) after adoption of this Agreement and the Merger by the stockholders of Seller, no amendment may be made without the further approval of the stockholders of Seller to the extent such approval is required by applicable law.

         7.05. WAIVER. Subject to the requirements of applicable law, at any time prior to the Effective Time, whether before or after the Seller Special Meeting, any party hereto, by action taken by its Board of Directors (or, in the case of Buyer, any similar body), may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer of such party.

Notwithstanding the above, any waiver given shall not apply to any subsequent failure of compliance with agreements of the other party or conditions to its own obligations.

                                  ARTICLE VIII

                                   DEFINITIONS

         As used herein the following terms not otherwise defined have the following respective meanings:

         "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition the term "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "BRIDGESTONE AGREEMENT" shall mean that certain Stock Purchase Agreement, dated as of September 15, 1999, by and among Seller, Keystone Technologies, L.L.C., Kenneth P. Felis, Michael J. Zubretsky, Richard Zucker and Timothy Dolan.

         "BRIDGESTONE TRANSACTION" shall mean the transactions contemplated by the Bridgestone Agreement.

         "ENCUMBRANCES" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

         "ENVIRONMENTAL LAW" shall mean all foreign, federal, state or local laws governing pollution or the protection of the environment.

         "INDEBTEDNESS" as applied to any Person, means (i) all indebtedness of Seller or any of its Subsidiaries for borrowed money, whether current or funded, or secured or unsecured, (ii) all indebtedness of Seller or any of its Subsidiaries for the deferred purchase price of property or services represented by a note or other security, (iii) all indebtedness of Seller created or arising under any conditional sale or other title retention agreement with respect to property acquired by Seller or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness of Seller or any of its Subsidiaries secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which Seller or any of its Subsidiaries is liable as lessee, (vi) any liability of Seller or any of its Subsidiaries in respect of banker's acceptances or letters of credit, (vii) all indebtedness referred to in clause
(i), (ii), (iii), (iv), (v) or (vi) above which is directly or indirectly guaranteed by Seller or any of its Subsidiaries or which Seller or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss and (viii) all Debentures.

         "MATERIAL ADVERSE EFFECT" means a change or effect that is, or in the reasonably judgment of Buyer, would be, materially adverse to the business, properties, assets, prospects, results of operations or condition (financial or otherwise) of Seller and its Subsidiaries taken as a whole.

         "PERSON" means any corporation, association, partnership, limited liability company, organization, business, individual, government or political subdivision thereof or governmental agency.

         "SELLER INTELLECTUAL PROPERTY" mean all trademarks, trade names, service marks, trade dress, and all goodwill associated with any of the foregoing, patents, Internet domain names, copyrights and any renewal rights therefor, technology, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used (including without limitation in the development of) Seller's business and/or in any product, technology or process
(i) currently being or formerly manufactured, published or marketed by Seller or
(ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by Seller.

         "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; PROVIDED, FURTHER, that for all purposes under this Agreement, those Persons, corporations and other legal entities described on
Section 8.01 of the Seller Disclosure Schedule shall be deemed to be Subsidiaries of Seller as of the date of this Agreement.

         "TAX" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of any of the foregoing.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         9.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given, or made as of the date delivered if sent via telecopier or delivered personally (including, without limitation, delivery by commercial carrier warranting next-day delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by similar notice, except that notices of changes of address shall be effective upon receipt):

                  (a)      If to Seller:

                           Optical Security Group, Inc.
                           535 16th Street
                           Suite 920
                           Denver, CO 80202
                           Attention:  Richard H. Bard, CEO
                           Telecopier No.:  303-534-1010

                           with a copy to

                           Lohf, Shaiman & Jacobs, P.C.
                           950 South Cherry Street
                           Suite 900
                           Denver, CO 80246
                           Attention:  Charles H. Jacobs
                           Telecopier No.:  303-753-9997

                  (b)      If to Buyer or Newco:

                           Applied Holographics plc
                           40 Phoenix Road

                           Crowther District 3
                           Washington
                           Tyne & Wear
                           England NE38 OAD
                           Attention:  Michael Angus
                           Telecopier No.:  011-44-191-416-3053

                           With copies to:

                           Bingham Dana LLP
                           150 Federal Street
                           Boston, Massachusetts 02110
                           Attention:  Gerald J. Kehoe
                           Telecopier No.: (617) 951-8736

         9.03. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.04. REPRESENTATIONS AND WARRANTIES, ETC. The respective representations and warranties of Seller, Buyer and Newco contained herein shall survive until, and shall expire with, and be terminated and extinguished upon the earlier to occur of (a) the termination of this Agreement pursuant to
Section 6.1 and (b) the Closing Date. This Section 8.4 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

         9.05. MISCELLANEOUS. This Agreement, the documents delivered pursuant hereto or in connection herewith and the Confidentiality Agreement (i) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral (including, without limitation, any agreement or proposed agreement relating to the timing of execution of this Agreement and the payment of any amount in connection therewith), among the parties, or any of them, with respect to the subject matter hereof, (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, (iii) may not be assigned without the prior written consent of the other parties hereto, except that Newco may assign its rights hereunder in whole or in part to one or more direct or indirect Subsidiaries or affiliates of Buyer which, in written instruments reasonably satisfactory to Seller, shall agree to make all representations and warranties of Newco set forth herein and shall agree to assume all of such party's obligations hereunder and be bound by all of the terms and conditions of this Agreement and Newco and Buyer may assign this Agreement to their lenders as collateral security; PROVIDED, HOWEVER, that no such assignment shall relieve the assignor of its obligations hereunder, and
(iv) shall be governed by and construed in accordance with the laws of the State of Colorado (without reference to choice of law rules). This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

         IN WITNESS WHEREOF, Buyer, Newco and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                            APPLIED HOLOGRAPHICS PLC

                            By: /s/ David J. Tidmarsh
                               ----------------------------------

                               Name:  David J. Tidmarsh
                               Title: Chief Executive

                            By: /s/ Michael W. Angus
                               ----------------------------------

                               Name:  Michael W. Angus
                                     ----------------------------
                               Title: Finance Director
                                     ----------------------------

                            APPLIED OPSEC CORPORATION

                            By: /s/ David J. Tidmarsh
                               ----------------------------------
                               Name:  David J. Tidmarsh
                                     ----------------------------
                               Title: President
                                     ----------------------------

                            By: /s/ Michael W. Angus
                               ----------------------------------
                               Name:  Michael W. Angus
                                     ----------------------------
                               Title: Treasurer
                                     ----------------------------

                            OPTICAL SECURITY GROUP, INC.

                            By: /s/ Richard H. Bard
                               ----------------------------------
                               Name:  Richard H. Bard
                                     ----------------------------
                               Title: Chief Executive Officer
                                     ----------------------------

                            By: /s/ John A. Labate
                               ----------------------------------
                               Name:  John A. Labate
                                     ----------------------------
                               Title: VP & CFO
                                     ----------------------------